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                                                                                                               EXHIBIT 11.1
                                                 LIFE PARTNERS GROUP, INC.

                                       Computation of Earnings Per Common Share And
                                                  Common Equivalent Share

                                     (dollars in thousands, except per share amounts)
                                                        (unaudited)


                                                                        Three months ended             Six  months ended
                                                                             June 30,                      June 30,
                                                                        ------------------            ------------------
                                                                        1996          1995            1996          1995
                                                                        ----          ----            ----          ----

Net earnings applicable to common stock.........................      $ 4,488        $4,366        $15,867       $11,265
                                                                      =======        ======        =======       =======

Net earnings per common share and common equivalent share:
   Primary......................................................        $0.16         $0.16          $0.56         $0.42
                                                                        =====         =====          =====         =====
   Fully diluted................................................        $0.16         $0.16          $0.56         $0.42
                                                                        =====         =====          =====         =====

Reconciliation  of number of shares  outstanding to amounts used in earnings per share computations (A):
     Weighted average common shares outstanding.................   28,046,039    27,168,310     27,982,045    26,383,581
     Additional dilutive effect of outstanding options and
       warrants, based on the common stock daily average
       market price during the period...........................      364,888       373,966        340,673       462,317
                                                                   ----------    ----------     ----------    ----------

     Weighted average common shares, as adjusted................   28,410,927    27,542,276     28,322,718    26,845,898
                                                                   ==========    ==========     ==========    ==========

     Weighted average common shares outstanding.................   28,046,039    27,168,310     27,982,045    26,383,581
     Additional dilutive effect of outstanding options and
       warrants, based on the more dilutive of the common stock
       ending or daily average market price during the period...      395,009       397,949        418,292       465,733
                                                                   ----------    ----------     ----------    ----------

     Weighted average common shares, assuming full dilution.....   28,441,048    27,566,259    28,400,337     26,849,314
                                                                   ==========    ==========    ==========     ==========


(A) These calculations are submitted in accordance with Securities Exchange Act of 1934 Release No. 9083, although not required by footnote 2 to paragraph 14 of Accounting Principles Board Opinion No. 15 because they result in dilution of less than 3%.

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